Exhibit 6.46

This addendum is made the 6th day of February 2023. Reference is hereby made to that certain Multiparty Stock Purchase Agreement (the “SPA”), of December 28, 2022, by and among Timothy E. Evans (“T. Evans”), James L. Evans (“J. Evans”), BulwarkCapital, L.L.C. (“Bulwark” and with T. Evans and J. Evans, the “Sellers”), and Joseph M. Davis (“J. Davis”); in addition to a Contract Assignment Agreement (“Assignment).

Section 5.01 Registration of Securities states: Section 5.01 Registration of Securities. Buyer shall cause its Affiliate, APSI, to promptly (in no event later than February 28, 2023) prepare and file with the U.S. Securities and Exchange Commission, a registration statement on any form for which the APSI then qualifies or which counsel for APSI shall deem appropriate, and shall use its best efforts to expeditiously cause such registration statement to become effective.

Section 2.02 Purchase Price (a) (iii) states: An aggregate amount equal to Twenty-Four Million Ninety-Two Thousand Thirty-Eight and 31/100 Dollars ($24,092,038.31) pursuant to one or more secured promissory note(s) (in substantially the form attached hereto as Exhibit A) (the “Promissory Note(s)”) providing for installments of not less than One Million Five Hundred Five Thousand Seven Hundred Fifty-Two and 39/100 Dollars ($1,505,752.39) commencing on the ninetieth (90th) day following the date on which the registration by Aqua Power Systems, Inc. of its securities with the U.S. Securities and Exchange Commission (the “Commission”) has been qualified or declared effective and continuing every ninetieth (90th) day thereafter until the Purchase Price and all accrued but unpaid interest thereon has been paid in full.

(*Underline for emphasis of that area of the section)

The parties desire to have the first payment to commence on the originally intended date which was to be based on that 30 days from closing for Aqua Power Systems Inc. to have filed a registration statement with the U.S. Securities and Exchange Commission (“SEC”) and commencing with the first payment on the 90th day following the SEC deeming the registration qualified or declared effective.

All other parts, elements, sections and provisions to all parts of SPA and associated agreements remain the same with the exception of the parties agree to amend the following:

The parties agree to amend the first payment to be based on Aqua Power Systems Inc. filing a registration statement by February 17, 2023 and that the first payment shall begin commencing on the sixtieth (60th) day following the date on which the registration by Aqua Power Systems, Inc. of its securities with the U.S. Securities and Exchange Commission (the “Commission”) has been qualified or declared effective and continuing every ninetieth (90th) day thereafter until the Purchase Price and all accrued but unpaid interest thereon has been paid in full.

Agreed upon this 6th day of February 2023,

/s/ Timothy E. Evans

Timothy E. Evans

/s/ James L. Evans

James L. Evans

/s/ Joseph J. Montel

Bulwark Capital, L.L.C.

Joseph J. Montel, Member

/s/ Joseph M. Davis

Joseph M. Davis

Director

Aqua Power Systems Inc.

/s/ Robert Morris

Robert Morris

Director

Aqua Power Systems Inc.

/s/ Stephen W. Carnes

Stephen W. Carnes

Director

Aqua Power Systems Inc.